Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Pacific Ethanol, Inc.

Sacramento, California

We consent to the incorporation by reference in Registration Statement (Nos. 333-137663, 333-169002, 333-176540, 333-185884, 333-189478, 333-196876, and 333-212070) on Form S-8 and (Nos. 333-178685, 333-180731 and 333-195364) on Form S-3 and (No. 333-201879) on Form S-4, of Pacific Ethanol, Inc. of our report dated March 16, 2015, relating to our audit of the consolidated financial statements for the year ended December 31, 2014, which appears in this Annual Report on Form 10-K of Pacific Ethanol, Inc. for the year ended December 31, 2016.

/s/ Hein & Associates LLP

Hein & Associates LLP

Irvine, California

March 15, 2017